EXHIBIT 4.2

AMENDMENT NO. 1 TO

SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT, dated as of February 20, 2013 (this “Amendment”), is between Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”), and Samick Musical Instruments Co., Ltd., a Korean corporation (the “Subscriber”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Subscription Agreement dated as of November 5, 2009, between the Company and the Subscriber (the “Agreement”).

RECITALS

WHEREAS, the Company and the Subscriber previously entered into the Agreement; and

WHEREAS, the Company and the Subscriber wish to make certain changes to the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

Section 1                                              Amendments to the Agreement. (a) Section 5.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.01                                                           Standstill.  Except as provided under Article II of this Agreement, without the prior approval of the Board of Directors of the Company, neither the Subscriber nor any of its Affiliates nor anyone acting on its or their behalf, shall:  (a) acquire beneficial or record ownership of any additional securities of the Company, including any additional shares of the Ordinary Common Stock of the Company; provided, however, that the Subscriber may, without such consent, acquire outstanding shares of the Ordinary Common Stock as long as the aggregate holdings of the Subscriber and its Affiliates, including the Shares, does not exceed 35% of the total number of outstanding shares of the Ordinary Common Stock, and provided that such acquisition is otherwise in compliance with all applicable Laws; (b) except as expressly permitted by Article II or this Section 5.01, in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any assets or securities of the Company (or beneficial ownership thereof) or any rights or options to acquire any assets or securities of the Company (or beneficial ownership thereof); (c) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or divisions; (d) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company, other than as or through a member of the board of directors; (e)  disclose any intention, plan, or arrangement inconsistent with the foregoing; or (f) advise, assist, or encourage any other persons in connection with any of the foregoing in a manner which is inconsistent with the foregoing restrictions.”

(b)                                 Section 6.04 of the Agreement is hereby amended such that notices to the Company are to be delivered to:

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, Massachusetts 02453

Fax:  (781) 894-9803

Attention:  Dennis M. Hanson

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Fax:  (212) 351-6326

Attention:  John T. Gaffney, Esq.

Section 2                                              Effect of Amendment.  Except as amended as set forth above, the Agreement shall continue in full force and effect.  Nothing in this Amendment shall be construed to modify any provision of the Agreement other than those specifically amended as set forth above.

Section 3                                              Successors and Assigns.   This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 4                                              Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered an original and all of which together shall constitute one and the same instrument.  This Amendment shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 5                                              Facsimile Signature.  This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
Name:	Dennis M. Hanson
Title:	Senior Executive Vice President

SAMICK MUSICAL INSTRUMENTS CO., LTD.

By:	/s/ Jong Sup Kim
Name:	Jong Sup Kim
Title:	Chairman